LIMITED LIABILITY COMPANY AGREEMENT

OF

SEVERN CABLE, L.L.C.

          This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of SEVERN CABLE, L.L.C. (the "Company"), is made by ENERGY AND TELECOMMUNICATIONS SERVICES, L.L.C., a Delaware limited liability company and the sole member of the Company (the "Member").

          WHEREAS, the Member has formed the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del C. Sections 18-101, et seq., as amended from time to time (the "Act"), and hereby agrees as follows:

          1. Name. The name of the Company is SEVERN CABLE, L.L.C.

          2. Term. The term of the Company commenced on April 25, 2000 with the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act and shall continue until dissolution and termination of the Company in accordance with Section 21 hereof.

          3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

          4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

               (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

               (b) act. as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

               (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

               (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

               (e) borrow money and-issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

               (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement and open and maintain checking and savings accounts with banks and savings institutions;

               (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

               (h) enter into, perform and carry out contracts of any kind,. including, without limitation, contracts with the Member or any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

               (i) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

               (j) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purpose of the Company; and

               (k) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

          5. Principal Business Office. The principal business office of the Company shall be located at 1801 K Street, N.W., Suite 900, Washington, D.C. 20006 or any other location as may hereafter be determined by the Member.

          6. Office. The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

          7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

          8. Member. The name and mailing address of the Member are set forth on Schedule A attached hereto.

          9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

          10. Capital Contributions. The Member shall contribute the amount of cash to the Company set forth on Schedule A attached hereto.

          11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time. To the extent the Member makes an additional capital contribution to the Company, the Member shall revise Schedule A of this Agreement.

          12. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

          13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

          14. Management.

               (a) The business and affairs of the Company shall be managed under the direction and control of a management committee (the "Management Committee"), which shall consist of at least two (2) individuals, who need not be Members, and may be expanded or decreased from time to time as the Member may deem necessary. The Management Committee initially shall consist of the following persons: Steven M. Scherer and John R. Myers.

               (b) All powers of the Company shall be exercised by or under the authority of the Management Committee. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and the Member.

               (c) Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear the others. The presence of at least two (2) of the members of the Management Committee shall constitute a quorum for the transaction of business. Meetings shall be held once each month, or otherwise in accordance with a schedule established by the Management Committee. In addition, any member of the Management Committee may convene a meeting thereof upon at least two (2) business days' prior written notice to the other members. The Management Committee shall act at meetings by majority vote. The Management Committee also may make decisions, without holding a meeting, by written consent of a majority of the members of the Management Committee. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Member promptly after the meeting or decision.

               (d) Except as otherwise determined by the Member, the members of the Management Committee shall serve without compensation from the Company.

          24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

          25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

               IN WITNESS WHEREOF, the undersigned, intending to be legally bound thereby, has duly executed this Agreement as of the 25th day of April, 2000.

ENERGY AND TELECOMMUNICATIONS SERVICES, L.L.C. By: /s/ STEVEN M. SCHERER Steven M. Scherer President and Chief Executive Officer

SCHEDULE A to SEVERN CABLE, L.L.C. LIMITED LIABILITY COMPANY AGREEMENT
Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
Energy and Telecommunications Services, L.L.C.	1801 K Street, N.W Suite 900 Washington, D.C. 20006	$1,000	100%